United States securities and exchange commission logo





                      September 27, 2023

       Stewart Lor
       Chief Executive Officer
       Powerbridge Technologies Co., Ltd.
       Advanced Business Park, 9th Fl., Bldg. C2,
       29 Lanwan Lane, Hightech District,
       Zhuhai, Guangdong 519080, China

                                                        Re: Powerbridge
Technologies Co., Ltd.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 28,
2023
                                                            File No. 001-38851

       Dear Stewart Lor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Yu Wang